Exhibit 99.1

The Michaels Companies, Inc. Announces Notice for Partial Redemption of 7.50%/8.25% Senior PIK Toggle Notes due 2018

IRVING, Texas — November 10, 2014 — The Michaels Companies, Inc. (NASDAQ: MIK) today announced that an irrevocable notice of redemption was delivered to the holders of the 7.50%/8.25% Senior PIK Toggle Notes due 2018 (the “Holdco Notes”). Pursuant to the notice, on December 10, 2014, $180.0 million in principal of the Holdco Notes will be redeemed.  The redemption price will include a 2.0% premium which the Company will report in the fourth quarter of fiscal year 2014 as $3.6 million debt extinguishment costs.  Additionally, there will be $2.8 million of accelerated amortization expense also included in debt extinguishment costs for the fourth quarter of fiscal 2014 related to the early redemption of principal.  All accrued and unpaid interest on the $180.0 million will be paid in connection with the redemption on December 10, 2014.  The Company will benefit from $13.5 million in interest savings in fiscal year 2015 related to this early redemption of the Holdco Notes.

About The Michaels Companies, Inc.

The Michaels Companies, Inc. is North America’s largest specialty retailer of arts and crafts. As of August 2, 2014, the company owns and operates 1,147 Michaels stores in 49 U.S. states and Canada and 117 Aaron Brothers stores, and produces 11 exclusive private brands including Recollections®, Studio Decor®, Bead Landing®, Creatology®, Ashland®, Celebrate It®, ArtMinds®, Artist’s Loft®, Craft Smart®, Loops & Threads® and Imagin8®. Visit www.michaels.com for additional information.

For more information:

ICR, Inc.

Farah Soi / Anne Rakunas

203.682.8200

Farah.Soi@icrinc.com / Anne.Rakunas@icrinc.com